 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Third Quarter and Year-to-Date Fiscal 2021 Financial Results

•        The Company generated net sales of $35.2 million for the third quarter

•        Net income was $0.5 million in the third quarter compared to a net loss of $2.9 million in the same quarter of 2020

•        Backlog stood at $54.4 million on October 31, 2021 compared to $52.6 million on January 31, 2021

NILES, IL, December 8, 2021 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter ended October 31, 2021.

“Revenues for the third quarter of $35.2 million were well above the $20.3 million for the same quarter last year. The resulting pre-tax income from operations of $1.5 million was also substantially above the $2.9 million loss incurred in the same quarter of 2020," noted President and CEO David Mansfield.

"As we continue to recover from the effects of the pandemic and business conditions continue to improve, we remain focused on implementing the growth plans that were delayed by COVID-19. Initiatives that were started in the second quarter are now well underway and will better position the Company to take advantage of more opportunities in the future.

"During the quarter we renewed our $18.0 million North American credit agreement for an extended term of five years. In addition, the Board authorized, and the Company commenced a $3.0 million share buyback program.  This program does not materially affect the liquidity needed for investments in our growth plans.

"Our current backlog of $54.4 million continues to remain higher than our January 31, 2021 backlog, as new awards have continued to keep pace with the increasing revenues arising each quarter this year.

"As is the case across almost all industries, there continues to be increased challenges with supply chain issues and logistics. We are however taking active steps to minimize any adverse impacts to our business, including increasing our sources of supply and expanding our options for obtaining suitable materials,” Mr. Mansfield concluded.

Third Quarter Fiscal 2021 Results

Net sales were $35.2 million in the current quarter, an increase of $14.9 million, or 73%, from $20.3 million in the prior year quarter. The increase was a result of increased sales volumes in both North America and in the Middle East, North Africa and India region ("MENA") due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's United Arab Emirates ("U.A.E.") business benefitted from the introduction of a new product line subsequent to the third quarter of 2020.

Gross profit increased to $7.6 million, or 22% of net sales, in the current quarter from $2.9 million, or 14% of net sales, in the prior year quarter. This increase was driven by higher sales volumes and project and product mix.

General and administrative expenses were relatively consistent, increasing $0.1 million, or 2%, from the prior year quarter.

Selling expenses increased slightly to $1.3 million in the current quarter, compared to $1.2 million in the prior year quarter.

Net interest expense increased to $0.3 million in the current quarter from $0.1 million in the prior year quarter. This increase was primarily related to the sale leaseback transaction for our operating facility in Tennessee entered into in April 2021.

Other income, net remained relatively consistent, increasing to an income of $0.1 million in the current quarter, compared to approximately zero in the prior year quarter.

Income/(loss) from operations before income taxes increased by $4.4 million to income of $1.5 million in the current quarter from a loss of $(2.9) million in the prior year quarter. The increase was a result of increased sales volumes in both North America and MENA due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line subsequent to the third quarter of 2020.

The Company's worldwide effective tax rates ("ETR") were 67.6% and 0.8% in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter is largely due to changes in the mix of income and loss in various jurisdictions and the absence of recognizing tax benefits on losses in the United States due to a full valuation allowance applied against its deferred tax assets.

The resulting net income of $0.5 million in the current quarter was an improvement of $3.4 million over the net loss of $(2.9) million in the prior year quarter. The increase was a result of increased sales volumes in both North America and MENA due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line subsequent to the third quarter of 2020.

Year-to-Date October 31, 2021 Results

Net sales were $99.4 million in the current year-to-date, an increase of $36.0 million, or 57%, from $63.4 million in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and MENA due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line subsequent to the third quarter of 2020.

Gross profit increased to $22.9 million, or 23% of net sales, in the current year-to-date from $8.8 million, or 14% of net sales, in the prior year year-to-date. This increase was driven by higher sales volumes and project and product mix.

General and administrative expenses were $14.6 million in the current year-to-date, an increase of $1.3 million, or 10%, from $13.3 million in the prior year year-to-date. This increase was driven by an increase in personnel-related expenses corresponding to the increased business activity during the period.

Selling expenses decreased to $3.4 million in the current year-to-date, compared to $4.2 million in the prior year year-to-date due to organizational changes.

Net interest expense increased from $0.4 million in the prior year year-to-date to $0.7 million in the current year-to-date. This increase is primarily related to the sale leaseback transaction for our operating facility in Tennessee entered into in April 2021.

Other income, net decreased to $1.0 million in the current year-to-date, compared to $3.7 million in the prior year year-to-date. This decrease was primarily the result of income recorded in the prior year for funds received under the Small Business Administration's Paycheck Protection Program of $3.2 million. Funds received under the Canadian Emergency Wage Subsidy and Canadian Emergency Rent Subsidy programs in Canada during the current year were also less than in the prior year. These decreases were offset by individually immaterial increases in our North American businesses.

Income/(loss) from operations before income taxes increased by $10.5 million to an income of $5.1 million in the current year-to-date from a loss of ($5.4 million) in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and MENA due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line subsequent to the third quarter of 2020.

The Company's worldwide ETR's were 40.0% and 6.2% in the current year-to-date and the prior year year-to-date, respectively. The change in the ETR from the prior year to the current year was largely due to changes in the mix of income and loss in various jurisdictions and the absence of recognizing tax benefits on losses in the United States due to a full valuation allowance applied against its deferred tax assets.

The resulting net income of $3.1 million in the current year-to-date was an improvement of approximately $8.2 million over the net loss of ($5.1 million) in the prior year year-to-date. The increase was a result of increased sales volumes in both North America and the MENA due to recovery from the effects of the COVID-19 pandemic. In addition, the Company's U.A.E. business benefitted from the introduction of a new product line.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at thirteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vi) the impact of global economic weakness and volatility; (vii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (viii) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (ix) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (x) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xi) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiii) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiv) reductions or cancellations of orders included in the Company’s backlog; (xv) the Company's ability to collect an account receivable related to a project in the Middle East; (xvi) risks and uncertainties related to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the Company’s ability to interpret changes in tax regulations and legislation; (xx) the Company's ability to use its net operating loss carryforwards; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s over-time revenue recognition; (xxii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xxiii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended October 31, 2021 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Net sales	$35,199	$20,294	$99,426	$63,399
Cost of sales	27,570	17,356	76,549	54,630
Gross profit	7,629	2,938	22,877	8,769

Operating expenses
General and administrative expenses	4,635	4,528	14,643	13,320
Selling expenses	1,303	1,174	3,397	4,153
Total operating expenses	5,938	5,702	18,040	17,473

Income/(loss) from operations	1,691	(2,764)	4,837	(8,704)

Interest expense, net	270	107	717	411
Other income, net	98	(2)	997	3,672
Income/(loss) from operations before income taxes	1,519	(2,873)	5,117	(5,443)

Income tax expense/(benefit)	1,024	(23)	2,049	(339)

Net income/(loss)	$495	$(2,850)	$3,068	$(5,104)

Weighted average common shares outstanding
Basic	8,126	8,165	8,148	8,113
Diluted	8,393	8,165	8,408	8,113

Earnings/(loss) per share
Basic	0.06	(0.35)	0.38	(0.63)
Diluted	0.06	(0.35)	0.36	(0.63)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	October 31, 2021	January 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,018	$7,174
Restricted cash	1,746	1,201
Trade accounts receivable, less allowance for doubtful accounts of $478 at October 31, 2021 and $474 at January 31, 2021	37,741	25,226
Inventories, net	15,431	12,157
Prepaid expenses and other current assets	4,996	3,863
Unbilled accounts receivable	3,415	247
Costs and estimated earnings in excess of billings on uncompleted contracts	2,322	4,007
Total current assets	75,669	53,875
Property, plant and equipment, net of accumulated depreciation	25,599	26,897
Other assets
Operating lease right-of-use asset	11,515	13,384
Deferred tax assets	858	823
Goodwill	2,406	2,332
Other assets	6,449	5,380
Total other assets	21,228	21,919
Total assets	$122,496	$102,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$16,216	$10,365
Accrued compensation and payroll taxes	1,862	1,448
Commissions and management incentives payable	1,500	218
Revolving line - North America	-	2,826
Current maturities of long-term debt	4,822	3,941
Customers' deposits	3,493	2,088
Outside commission liability	1,647	1,431
Operating lease liability short-term	1,427	1,402
Other accrued liabilities	3,793	2,616
Billings in excess of costs and estimated earnings on uncompleted contracts	871	762
Income taxes payable	1,802	1,155
Total current liabilities	37,433	28,252
Long-term liabilities
Long-term debt, less current maturities	5,342	6,268
Long-term finance obligation	9,349	-
Deferred compensation liabilities	4,224	4,120
Deferred tax liabilities	1,328	914
Operating lease liability long-term	11,586	13,174
Other long-term liabilities	852	650
Total long-term liabilities	$32,681	$25,126
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,089 issued and outstanding at October 31, 2021 and 8,165 issued and outstanding at January 31, 2021	81	82
Additional paid-in capital	61,461	60,875
Treasury Stock, 58 shares at October 31, 2021 and no shares at January 31, 2021	(496)	-
Accumulated deficit	(5,289)	(8,357)
Accumulated other comprehensive loss	(3,375)	(3,287)
Total stockholders' equity	52,382	49,313
Total liabilities and stockholders' equity	$122,496	$102,691